Exhibit 10.34

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (the “Agreement”) made as of the 5th day of December, 2006, by and between TRT-DCT Pencader LLC, a Delaware limited liability company, (“Owner”), and The Flynn Company, a Pennsylvania corporation (“Property Manager”).

Owner desires to retain the services of Property Manager, as an independent contractor, in connection with the management and operation of the real property owned by Owner identified on Exhibit A, attached hereto (“Property”) and Property Manager desires to assume such responsibilities, upon the terms and conditions set forth in this Agreement.  If Exhibit A includes more than one property, or if additional properties are added to this Agreement by the written agreement of the parties from time to time, the term Property means one property, some properties or all properties subject to the Agreement, as the context may require.

In consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Property Manager agree as follows:

1.             Appointment.  Subject to the terms and provisions of this Agreement, Owner hereby grants to Property Manager, as an independent contractor, the exclusive right to manage and operate the Property.  Owner and Property Manager have entered into this Agreement in reliance upon the unique knowledge, experience, reputation and expertise of the other party and in reliance upon the duties of loyalty and confidentiality which each party hereby agrees to undertake.  Except as otherwise expressly provided in this Agreement, neither party shall be required to accept performance under this Agreement from any person, including, without limitation, Owner or Property Manager, as the case may be, should it become a debtor in possession under the United States Bankruptcy Code, or any trustee of either appointed under the United States Bankruptcy Code and any assignee of such party or trustee, other than the other party.

2.             Term and Termination.

(a)           Initial Term.  The initial term of this Agreement shall commence on December 6, 2006, if Owner is not the owner of the Property on such date, on the date Owner closes on the purchase of the property, and except as otherwise expressly provided in this Agreement, shall continue until one year following the commencement of the term of this Agreement and from year to year thereafter subject to termination as provided in subsection (b).  This agreement shall automatically terminate if the initial term does not commence within 30 days of the date of this Agreement.

(b)           Termination.  Notwithstanding anything to the contrary contained in this Agreement, Property Manager may terminate this Agreement without cause upon 60 days prior written notice to the Owner and Owner may terminate this Agreement without cause upon 30 days prior written notice to the Property Manager.  Owner may from time to time, by written

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notice, without affecting this Agreement with respect to any other Properties, delete individual properties from this Agreement.

(c)           Effect of Expiration or Termination.  Any expiration or termination of this Agreement shall not affect or impair any rights or obligations which have accrued to either party hereto prior to such expiration or termination, including, without limitation, the rights of Property Manager to receive payments provided for hereunder.  Upon Owner’s delivery to Property Manager of notice of termination of this Agreement under this Section 2, Owner may send a transition team to the Property to participate in the day-to-day operations of the Property and Property Manager shall cause its employees and other personnel engaged in the management and operation of the Property to cooperate with Owner’s transition team.  Immediately upon the expiration of the term hereof, Property Manager shall deliver to Owner all funds, including tenant security deposits, tenant correspondence, property files, vendor invoices and books and records of Owner related to the Property then in possession or control of Property Manager.  Within 60 days following expiration or termination, Property Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Property.

(d)           Default.  Upon the occurrence of any breach of any term or provision of this Agreement by a party (“defaulting party”), and after giving notice of such breach and an opportunity to cure as provided below, the nondefaulting party shall be entitled to terminate this Agreement immediately in addition to any remedy such party may have at law or in equity.  A defaulting party shall be entitled to cure a monetary breach within 10 days after receipt of written notice of such breach, or, in the case of a nonmonetary breach, within 30 days after such notice provided that the defaulting party proceeds to diligently cure such breach upon receipt of such notice.

(e)           Bankruptcy, Insolvency.  If either party shall file a petition in bankruptcy or for a reorganization or arrangement or other relief under the United States Bankruptcy Code or any similar statute, or if any such proceeding shall be filed against either party and is not dismissed or vacated within 60 days after its filing, or if a court having jurisdiction shall issue an order or decree appointing a receiver, custodian or liquidator for a substantial part of the property of either party which decree or order remains in force undischarged and unstayed for a period of 60 days, or if either party shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due, the other party may terminate this Agreement upon five days written notice.

(f)            Termination by Mortgagee.  Notwithstanding anything to the contrary contained in this Agreement, the holder or holders of any indebtedness of Owner secured by a first lien mortgage or deed of trust encumbering the Property (a “Mortgagee,” as provided for in Section 9 of this Agreement) shall have the right to terminate this Agreement without cause upon thirty (30) days prior written notice to Property Manager in the event such Mortgagee forecloses its lien on the Property, or accepts a deed in lieu of foreclosure from Owner, or otherwise becomes a mortgagee in possession of the Property.

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3.             Compensation.

(a)           Management Fee.  As consideration for the performance by Property Manager of all of its property management duties under this Agreement, Owner agrees to pay to Property Manager for each individual Property subject to this Agreement and each month during the term of this Agreement that the individual Property is subject to this Agreement, a property management fee equal to 3% of gross receipts; or in the minimum amount as detailed on the attached Exhibit B-Schedule of Property Management Fees (the “Management Fee”).  The Management Fee shall be paid not later than the tenth (10th) day of the month following the month for which such fee is earned.  “Gross Receipts” means all receipts of every kind and nature derived from the operation of the Property during a specified period determined on a cash basis, including, without limitation, rent, rent adjustments, utility charges, parking charges, service charges, proceeds of rent interruption insurance and tenant reimbursements for operating expenses, taxes and insurance; excluding: (i) security deposits (to the extent not applied to delinquent rents) and other refundable deposits; (ii) lump sum payments, which are not amortized, for above-standard tenant improvements; (iii) interest on bank accounts for the operation of the Property; (iv) proceeds from the sale or refinancing of the Property, or any part thereof; (v) insurance proceeds or dividends received from any insurance policies pertaining to physical loss or damage to the Property or any part thereof (but not proceeds of rent interruption insurance); (vi) condemnation awards or payments received in lieu of condemnation of the Property or any part thereof; and (vii) any trade discounts and rebates received in connection with the purchase of personal property.

(b)           Payment of Management Fee.  Provided that Property Manager is not in default under this Agreement, Property Manager shall be entitled to pay itself the monthly Management Fee from the Property bank account referred to in Section 6(a) hereof.

(c)           Reimbursable and Nonreimbursable Costs.  All costs incurred by Property Manager in the performance of its duties under this Agreement that are in accordance with the approved Budget or within $500 or 10% of the applicable line items in the approved Budget shall be reimbursed by Owner.  Notwithstanding any other provision herein or in any Budget, the following costs shall not be reimbursable by Owner to Property Manager:

(i)            costs relating to bookkeeping services required to be performed by Property Manager hereunder unless such costs are approved by Owner in writing to Property Manager;

(ii)           salaries and payroll expenses of Property Manager’s executives, personnel, and employees of Property Manager, except maintenance personnel billed on an hourly or other periodic basis and subject to the limitations in the Budget;

(iii)          Property Manager’s off-site overhead and general administrative expenses, except long distance telephone, fax, overnight delivery, courier, registered mail, copying, entertainment (subject to Owner’s prior approval in each instance), uniforms, and two-way radios, where such charges are directly related to the operation of the Property;

(iv)          premiums for insurance required to be maintained by Property Manager or any subcontractors hereunder; and

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(v)           costs of Property Manager’s principal and branch offices.

4.             Duties.

(a)           General Management Duties.  Subject to the availability of funds provided under the Budget, Property Manager shall manage and operate the Property in a manner consistent with the management and operation of comparable properties, shall provide such services as are customarily provided by a manager of properties of comparable class and standing, and shall consult with Owner and keep Owner advised as to all material or extraordinary matters and decisions affecting the Property.  Specifically, Property Manager shall, at Owner’s expense, perform the following services and duties for Owner in a faithful, diligent and efficient manner:

(i)            Property Manager shall timely prepare and deliver to Owner such accounting and operations reports as and in the manner required pursuant to Owner’s standard reporting requirements, as may be amended from time to time;

(ii)           Maintain businesslike relations with tenants of the Property whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each request.  Complaints of a serious nature shall, after thorough investigation, be reported to Owner with appropriate recommendations for addressing such complaints;

(iii)          Exercise its best efforts to collect all rents and other sums and charges due from tenants, subtenants, licensees and concessionaires of the Property;

(iv)          Prepare or cause to be prepared for execution and filing by Owner all forms, reports and returns, if any, required by all federal, state, or local laws in connection with unemployment insurance, workmen’s compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the contracting of third party vendors for the Property;  however, Property Manager shall not be obligated to prepare any of Owner’s local, state, or federal income tax returns;

(v)           Pay prior to delinquency all real estate taxes, sales tax, personal property taxes and assessments levied against the Property, or any part thereof; and

(vi)          Subject to the limitations of the applicable approved Budget adopted pursuant to subsection (b) hereof, perform such other acts as are reasonable, necessary and proper in the discharge of its duties under this Agreement.

(b)           Budgets.

(i)            Budget Approval Process.  Property Manager shall submit by September 1st of each year during the term hereof (or such other date as Owner may request) a proposed detailed, written estimate or projection of all receipts and expenditures for the operation of the Property during the next Fiscal Year, including, without limitation, all estimated

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rentals (including fixed, percentage and escalation rents) and all estimated repairs, maintenance and capital projects (“Budget”) for the ensuing Fiscal Year.  Property Manager shall submit the preliminary budget to Owner within 15 days after the date hereof for the remainder of the Fiscal Year beginning on the date of this Agreement.  A “Fiscal Year” is a calendar year all or part of which falls within the term of this Agreement.  In the event Owner, in Owner’s sole judgment, disapproves of any proposed Budget submitted by Property Manager, Owner shall give Property Manager written notice thereof in which event Property Manager shall make all revisions thereto which Owner shall direct.  Property Manager shall resubmit the revised proposed Budget to Owner for approval.  Until Owner has approved the revised approved Budget, Property Manager may continue to operate pursuant to the last approved Budget except for increased expenses relating to taxes, insurance and utilities which should be paid on a current basis.  In the absence of any written notice of approval within 60 days after delivery of a proposed Budget to Owner, the proposed Budget shall be deemed to have been approved by Owner.

(ii)           Payment of Budgeted Expenses.  Property Manager shall have the right to pay all expenses according to the approved Budget, including the Management Fee (hereinafter defined).  Notwithstanding any other provision in this Agreement, without the prior written consent of Owner, Property Manager shall not incur or permit to be incurred expenses under this Agreement (excluding only utility expenses, general real estate taxes, insurance premiums, financing costs and emergency expenses) that exceed 10% of the applicable line items in the Budget (e.g., cleaning expenses, HVAC expenses, maintenance expenses, etc.) but in no event that exceed $500.00.  Property Manager shall promptly notify Owner whenever Property Manager determines that the Budget or any expense item in the Budget is insufficient to cover the expenses of operating the Property or the applicable expense item.

(c)           Property Personnel.  Property Manager shall employ, supervise, and discharge all employees required in connection with the operation and management of the Property.  All such personnel shall, in every instance, be employees of Property Manager or independent contractors.  Property Manager shall provide and maintain, so long as this Agreement is in force, worker’s compensation insurance in full compliance with all applicable state and federal laws and regulations covering all employees of Property Manager performing work in respect of the Property operations.  The granting of unbudgeted employee fringe benefits and plans not required by law or union contract shall be subject to the reasonable prior written approval of Owner.  Property Manager agrees to comply with all governmental anti-discrimination laws and shall not, unless acting at the direction of Owner, do any act, nor permit any act to be done that would constitute a violation of any or all of such laws.  Property Manager shall indemnify and hold Owner harmless from and against any and all claims, penalties, liabilities and expenses of whatsoever kind and nature which may be asserted by any governmental body having authority or by any person claiming to be aggrieved by reason of any acts or failure to act by Property Manager in accordance with or in violation of any said anti-discrimination laws, as long as such act or failure to act is not caused or directed by Owner.

Employees of the Property Manager or independent contractors shall include the following:

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(i)            Property Manager.  A person who is primarily responsible for overseeing the management of the Property hereunder and who is experienced in the administration and operation of warehouse, and/or light industrial, and/or service center facilities of the size, type, use, and quality of the Property;

(ii)           Others. Such other personnel required to operate and maintain the Property, including, but not limited to, an assistant property manager, maintenance manager, administrative and accounting personnel, grounds keepers, and janitorial and custodial persons, as Property Manager reasonably deems necessary or consistent with the level of service provided by other similarly situated property.

(d)           Contracts and Supplies.  Property Manager shall, at Owner’s expense, at the lowest cost as in its judgment is consistent with good quality, workmanship and service standards, enter into contracts on behalf of Owner for the furnishing to the Property of required utility services, heating and air-conditioning services and other maintenance, pest control, and any other services and concessions which are reasonably required in connection with the maintenance and operation of the Property.  Property Manager shall also place purchase orders for services and Personal Property as are reasonably necessary to properly maintain the Property.  All such contracts and orders shall be subject to the limitations set forth in the approved Budget.  When taking bids or issuing purchase orders, Property Manager shall use all reasonable efforts to secure for and credit to Owner, any discounts, commissions or rebates obtainable as a result of such purchases or services.  Property Manager shall use all reasonable efforts to make purchases and (where necessary or desirable) let bids for necessary labor and materials at the lowest possible cost as in its judgment is consistent with good quality, workmanship and service standards.  Property Manager shall not incur obligations to any person or entity in which Property Manager or any of Property Manager’s employees has a financial or other interest or with which Property Manager or any such employee(s) is affiliated unless i) the price or fee therefore is not higher than that which would have been charged as a result of a bona fide arms-length negotiation for goods or services of comparable quality;  and ii) Property Manager delivers to Owner prior written notice and Owner gives its prior written approval of any such proposed transaction.

(e)           Alterations, Repairs and Maintenance.

(i)            Budgeted Repairs/Emergency Repairs.  Property Manager shall, at Owner’s expense, perform or cause to be performed all necessary or desirable repairs, maintenance, cleaning, painting and decorating, alterations, replacements and improvements in and to the Property as are customarily made by property managers in the operation of properties of the kind, size, and quality of the Property; provided, however, that no unbudgeted alterations, additions or improvements involving a fundamental change in the character of the Property or constituting a major new construction program shall be made without the prior written approval of Owner unless specifically referenced in and performed pursuant to any lease previously approved by Owner.  In addition, no unbudgeted expenditure in excess of $250 per item or a total of $1,000 per Fiscal Year shall be made for such purposes in connection with any single Property without the prior written approval of Owner.  Emergency repairs involving manifest danger to life or property, or immediately necessary for the preservation or the safety of the

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Property, or for the safety of the tenants of the Property, or required to avoid the suspension of any necessary service to the Property may be made, however, by the Property Manager without prior approval and regardless of the cost limitations imposed by this subsection (e).  Property Manager shall as soon as practicable give written notice to Owner of any such emergency repairs for which prior approval is not required.

(ii)           Capital Improvements.  In accordance with the terms of approved Budgets and upon written request and/or approval of Owner, Property Manager shall, from time to time during the term hereof, at Owner’s expense, make or cause to be made all required capital improvements, replacements, or repairs to the Property.  All major repairs and capital replacements shall be managed by a person who specializes in construction projects for the Property Manager (the “Construction Manager”).  The Property Manager shall be paid a construction management fee of: 5% of the total budgeted construction cost (excluding the construction management fee) up to $50,000; 4% of the total budgeted construction cost exceeding $50,001 and up to $200,000; and 3% of the total budgeted construction costs exceeding $200,001 and up to $350,000; 2.5% of the total budgeted construction costs exceeding $350,001 and up.  For example and not by way of limitation, the construction management fee for a $50,000 construction job would be $2,500.  The construction management fee shall be paid upon the completion of the construction and written acceptance of the work by the Owner.  The construction management fee shall be based on the actual cost of the project, including any change orders approved by Owner.  Notwithstanding anything in this Section 4(e)(ii) to the contrary, it is understood and agreed that, instead of Property Manager making or causing to be made all required capital improvements, replacements or repairs to the Property (“Construction Work”) as provided above, Owner may elect to engage a third party consultant to perform construction management with respect to all or any portion of such Construction Work, and, with respect to such Construction Work managed by such a third party consultant, (i) Property Manager shall not be required to make or cause to be made such Construction Work, (ii) the Property Manager shall continue to be responsible for handling activities associated with the Construction Work (other than the actual design and construction activities), including, without limitation, processing of invoices and coordination with tenants, and (iii) the construction management fee payable to Property Manager on construction projects which are the responsibility of a third party consultant shall be equal to 2% of the actual cost of the project (and the fee schedule provided above shall not be applicable to such construction projects).

(iii)          In connection with all improvements, replacements, or repairs to the Property (the “Work”), the Construction Manager shall do the following:

(A)          prepare a detailed list of the Work to be performed and review the preparation of all plans for the construction of all improvements and repairs to the Property.  Except for any Work which is less than $2,500, the plans for the Work to be performed shall be submitted to the Owner for its approval;

(B)          except for any Work which is less than $2,500, prepare all bid documents which shall be distributed to at least three (3) contractors on the approved contractor list;

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(C)          except for any Work which is less than $2,500, receive all submitted bids and evaluate such bids.  In evaluating the submitted bids, Construction Manager shall evaluate the price listed in the bid, the timeliness of the work to be performed as stated in the bid, the reputation of the contractor submitting the bid, and any other relevant factors that Construction Manager determines should be taken into account when evaluating the submitted bids.  Once Construction Manager evaluates all the submitted bids, Construction Manager shall recommend to Owner the bid, if any, it believes is the best and shall explain to Owner why the recommended bid is the best.  Once Owner determines which bid to accept, Construction Manager shall contact the contractor with the approved bid to award the contract;

(D)          review, inspect, and oversee the construction of all improvements, replacements, or repairs to the Property to ensure that all said improvements, replacements, and repairs comply with the construction contract requirements and all applicable laws, including but not limited to local building codes and ordinances;

(E)           ensure that all improvements, replacements, or repairs to the Property are completed;

(F)           except for any Work which is less than $2,500 or for Work for which a single payment will satisfy the obligation, prepare a draw package for the disbursement of funds to the Contractor.  The draw package or single payment invoices shall be submitted to Owner for its approval;

(G)          ensure that all guaranties and warranties for the materials, labor, and for work in connection with or relating to the Work shall be in the name of the Owner or shall be assigned to Owner upon the completion of the Work; and

(H)          after receiving adequate and complete written lien waivers from all workers and suppliers and other applicable parties in connection with the Work, after taking any and all steps necessary to release and to otherwise prevent perfection or enforcement of any liens filed or recorded against the Property in connection with the construction of any and all improvements or repairs to the Property, and after receiving written approval from Owner, disburse all funds to the proper and correct parties.

The Construction Manager shall provide written reports to Owner, no less frequently than once a month, summarizing the repairs, improvements, and replacements being constructed on the Property, as well as such other reports as Owner may reasonably request.  These reports shall, among other things, summarize any material problems or issues that may arise in connection with said construction.

(iv)          Defects and Warranties.  Property Manager shall give Owner written notice of any material or latent defect in the Property and all parts thereof known to Property

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Manager promptly after any of the foregoing comes to Property Manager’s attention including, without limitation, material defects in the roof, foundation and walls of the Property and in the sewer, water, electrical, structural, plumbing, heating, ventilation and air conditioning systems.  Property Manager shall make periodic visual inspections of the Property consistent with its employees’ and agents’ expertise as referenced in Section 4(c)(i) hereinabove.  Property Manager shall have no obligation to discover any such condition or make any other inspections, but Property Manager shall be required to ascertain the existence of any contractor/subcontractor warranty or guaranty and to submit a request to the appropriate contractor/subcontractor to repair the defect as necessary.

(f)            Licenses and Permits.  Property Manager shall, at Owner’s expense, attempt to obtain and maintain in the name of Owner all licenses and permits required of Owner or Property Manager in connection with the management and operation of the Property.  Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate with Property Manager in applying for, obtaining and maintaining such licenses and permits.

(g)           Compliance with laws.  To the extent permitted by the approved Budget, Property Manager shall use best efforts to comply with all applicable laws, regulations and requirements of any federal, state or municipal government having jurisdiction with respect to the use or manner of use of the Property or the maintenance or operation thereof.

(h)           Legal Proceedings.  Property Manager cannot and may not terminate any lease, lock out a tenant, institute suit for rent or for use and occupancy, or proceedings for recovery of possession, without the prior written approval of Owner.  In connection with such suits or proceedings only legal counsel designated by Owner shall be retained, and all such suits or proceedings shall be brought in the name of Owner and shall be handled in such manner as Owner directs.

(i)            Inventory.  Property Manager shall maintain a current inventory of all equipment supplies, furnishings, furniture and all other items of personal property now or hereafter owned by Owner and located upon or used, or useful for, or necessary or adapted for the operation of the Property.

(j)            Signs.  Property Manager may place one or more signs on or about the Property stating, among other things, that Property Manager is the management and leasing agent for the Property.  All such signs and locations thereof shall be subject to Owner’s prior written approval.

(k)           Third Party Vendors.  All third party vendors with whom Property Manager contracts on behalf of Owner shall be required to submit certificates of insurance evidencing that such vendor carries at least $1,000,000 in comprehensive general liability insurance and such workers compensation insurance as may be required by statute in the state in which the Property is located.  If required by other provisions of this Agreement, Owner shall be added as an additional named insured on such policies of insurance.

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(l)            Leases.  In accordance with the terms and provisions of this Agreement, Property Manager shall ensure that all tenants comply with the terms and provisions of their leases and shall take customary actions to enforce such leases.

(m)          Additional Services.  If Property Manager shall perform such additional services as Owner may reasonably request in writing, which are not specifically provided for in this Section 4 above, Property Manager will be compensated for such services on an hourly basis or on a negotiated fee basis.

5.             Procedure For Handling Receipts And Operating Capital.

(a)           Receipts.  All monies received by Property Manager for or on behalf of Owner in connection with the operation and management of the Property shall be promptly deposited by Property Manager in an operating account or accounts established in Owner’s name at such bank as directed by Owner (“Operating Accounts”).  Periodically throughout the month, Owner, in its sole discretion, may remove any excess funds from such Operating Accounts.

(b)           Disbursements.  Owner shall deposit and maintain sufficient funds in the Operating Accounts, and Property Manager shall withdraw and pay from such account or accounts, such amounts at such times as the same are required in connection with the management and operation of the Property in accordance with the provisions of this Agreement.

(c)           Authorized Signatories.  Certain officers and employees of Property Manager, approved by Owner and listed on Exhibit C hereto, shall be authorized signatories on the Operating Accounts and shall have authority to make withdrawals from such Operating Accounts.  In addition, Owner shall have at least one officer or employee of Owner as an authorized signatory on each Operating Account, which officer(s) or employee(s) of Owner shall also be designated on Exhibit C hereto.  Property Manager shall cause all officers and employees of Property Manager who are so designated to be bonded, at Property Manager’s expense, in an amount required by Owner but not less than $50,000.  Property Manager shall also cause all other officers, employees, affiliates or agents of Property Manager who in any way handle funds for the Property to be bonded, at no expense to Owner, in an amount not less than $50,000.

(d)           Security Deposits.  All security deposits of tenants of the Property shall be maintained under the joint control of Owner and Property Manager in such manner as Owner shall approve and as required by the applicable state law.

6.             Accounting.

(a)           Books and Records.  In accordance with the guidelines and operating procedures established by Owner, Property Manager shall maintain, at the central office of Property Manager, a comprehensive system of office records, books, computer files and data and accounts pertaining to the Property (using such property management accounting software that Owner may choose), which system currently is MRI.  Owner also has a website, xdrive.com, which Property Manager shall also be required to maintain and/or access for additional required forms and reports.  Such systems (MRI & xdrive.com), records, books, computer files and data

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and accounts shall be available for examination, copying and audit by Owner and its agents, accountants and attorneys during regular business hours.  Property Manager, during the term, shall preserve all records, books, computer files and data and accounts for a period of three years and at the end of such period shall deliver or make available to Owner such records, books, computer files and data and accounts.  All such records, books and computer files and data shall, at all times, be the property of Owner.

(b)           Periodic Statements; Audits.

(i)            Periodic Statements.  Property Manager shall timely prepare and deliver to Owner such accounting and operations reports as and in the manner required pursuant to Owner’s standard reporting requirements, as may be amended from time to time.

(ii)           Data Processes.  Property Manager shall timely meet all designated deadlines for inputting and maintaining data on Owner’s MRI system (or other system hereafter designated by Owner) so that Owner may download such data from Property Manager’s computers to Owner’s computers on such designated deadlines.

(iii)          Audit.  In the event that Owner requires an audit, the audit shall be at Owner’s expense and the Property Manager shall cooperate with the auditors.

(iv)          Other Statements.  Owner may request and Property Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the Property as Property Manager customarily provides the owners of other properties it manages.

(c)           Return of Computer Hardware and Software.  Immediately following the termination of this Agreement by either Owner or Property Manager, Property Manager shall return and/or deliver to Owner, in good condition and working order, all hardware, software, documentation, backup tapes, signature cartridges and all other computer hardware and software purchased or otherwise provided by Owner to Property Manager for Property Manager’s use during the term of this Agreement.

7.             Insurance.

(a)           Insurance by Owner.  Owner, at its expense, will obtain and keep in force adequate insurance against physical damage (e.g., fire and extended coverage endorsement, boiler, and machinery, etc.) and not less than $5,000,000 Occurrence and Aggregate general liability insurance against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operating, or maintenance of the Property covered by this Agreement.  Property Manager will be covered as an insured in its capacity as a Real Estate Manager on all commercial general liability insurance obtained by Owner.  Owner shall save Property Manager harmless from any liability on account of loss, damage, or injury, to the extent actually insured against by Owner provided:

(i)            Property Manager notifies Owner within twenty-four hours after Property Manager receives notice of any such loss, damage or injury;

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(ii)           Property Manager takes no action (such as admission of liability) which bars Owner from obtaining any protection afforded by any policy Owner may hold; and

(iii)          Property Manager agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.

The Property Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder.  Owner shall include in its hazard policy covering the Property, the personal property, fixtures and equipment located thereon (owned by either Property Manager or Owner), appropriate clauses pursuant to which the insurance carriers shall waive the rights of subrogation with respect to losses payable under such policies.  Any deductible or self-insurance retention amounts under Owner’s insurance shall be solely for the account of Owner, as coverage of Property Manager as an insured under Owner’s property and liability insurance shall be treated as first dollar insurance.

(b)           Indemnity.  Owner agrees to indemnify, defend and hold Property Manager harmless from and against any and all loss, cost, damage, liability or expense (including, without limitation, attorneys’ fees, accountants’ fees, consultants’ fees, court costs and interest) resulting from bodily injury or tangible property damage and arising in connection with the Property to the extent the same were caused by the gross negligence or willful misconduct of Owner, or its officers or employees.

(c)           Property Manager’s Insurance.  Property Manager shall maintain, at its expense, insurance coverages in the following amounts:

(i)            Worker’s Compensation – Coverage A: statutory amount

Coverage B: Employer’s Liability insurance:

$500,000 Each Accident

$500,000 Disease, Policy Limit

$500,000 Disease, Each Employee

Worker’s Compensation policy shall include an Alternate Employers Endorsement WC 00 03 01 naming Property Owner as Alternate Employer for injuries occurring at “Property”

(ii)           Commercial General Liability, on an occurrence basis, including Bodily Injury and Property Damage Liability, Personal and Advertising Injury Liability for the following limits:

General Aggregate	$2,000,000

Products - Completed Operations Aggregate	$2,000,000

Each Occurrence	$1,000,000

Personal and Advertising Injury Liability	$1,000,000

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Property manager’s Commercial General Liability policy shall include Real Estate Property Managed Endorsement: CG 22 70 11 85 and an endorsement deleting the contractual liability exclusion contained in the Personal and Advertising Injury Liability coverage

(iii)          Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage

(iv)          Property Manager’s Errors & Omissions Insurance in an amount not less than $1,000,000 per loss, aggregate.

(v)           Employee Theft Insurance in an amount not less than $1,000,000. Employee Theft Insurance policy shall be endorsed to name Owner as Additional Insured and to provide coverage for theft of Owner’s money, securities and other property by employees of Property Manager.

(vi)          Property Insurance coverage for personal property of Property Manager.

All coverage shall be provided by insurance companies with a current Best’s Rating of A VIII or higher. At the commencement of the Agreement, Property Manager shall furnish Owner with Certificates of Insurance. All insurance policies shall provide for 30 days’ written notice to Owner prior to the cancellation or any material change to any provisions therein. Certificates of Insurance shall be modified so the words “endeavor to”, “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives”, and all provisions of similar effect, shall be deleted from the certificate form’s cancellation provision. At least ten (10) days prior to the expiration of any such policy, Property Manager will provide to Owner evidence of the renewal or replacement of the aforesaid policies.

(d)           Indemnification of Owner.  Property Manager agrees to defend and hold and save Owner free and harmless from and against all expenses, claims, liabilities, losses, judgments or damages, including reasonable attorneys’ fees actually incurred (except to the extent covered by insurance carried by Owner), which Owner may suffer or incur as a result of any gross negligence or willful misconduct of Property Manager or its agents, employees, independent contractors or others under the direction or control of Property Manager, any claim by or relating to any employee of Property Manager against Owner that is predicated on the claim that such employee is the employee of Owner and not of Property Manager or any act outside the scope of Property Manager’s authority hereunder, and agrees to retain legal counsel reasonably acceptable to Owner and at Property Manager’s sole expense to defend promptly and diligently any claim, action or proceeding brought against Owner or Property Manager, jointly or severally, arising out of or in connection with any of the foregoing.  Owner shall have the right to be represented by advisory counsel of its own selection and at its own expense.

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It is expressly understood and agreed that the provisions of Section 7(b) hereinabove and the provisions of this Section 7(d) shall survive the termination of this Agreement to the extent of any cause of action arising from events occurring prior to such termination.

(e)           Subcontractor’s Insurance.  Property Manager shall require that all subcontractors brought onto the Property have insurance coverage, at the subcontractor’s expense, in the following minimum amounts (which amounts may be increased at Owner’s written request, depending on the work to be performed):

(i)            Workman’s Compensation – statutory amount;

(ii)           Employer’s Liability - $500,000/$500,000/$500,000 minimum;

(iii)          Broad Form Commercial General Liability (naming Owner and Property Manager as additional insureds) - $1,000,000 per occurrence Combined Single Limit; $2,000,000 aggregate (i.e., such insurance shall include contractual liability, personal injury protection and completed operations coverage and hold harmless provision in favor or Owner and Property Manager);

(iv)          Auto Liability - $1,000,000 minimum; and

(v)           Property Insurance coverage for tools and equipment brought onto and/or used on the Property by the subcontractor – an amount equal to the replacement costs of all such tools and equipment.

All such policies of insurance shall name Owner, Property Manager and all other parties and/or entities required by Owner as additional insureds thereunder, as their respective interests may appear.

Property Manager must obtain Owner’s prior permission to waive any of the above requirements.  Property Manager shall obtain and keep on file a certificate of insurance that shows the contractor is so insured.

8.             Subordination to Mortgages.

(a)           Subordination.  This Agreement and Property Manager’s interest and rights hereunder, are subject and subordinate to the lien of any first mortgage, whether now existing or hereafter created on or against the Property, and all amendments, restatements, renewals, modifications, consolidations, refinancings, assignments and extensions thereof (“Mortgage”), without the necessity of any further instrument or act on the part of the Property Manager.  Property Manager agrees, at request of the holder of any such Mortgage (the “Mortgagee”), to attorn to the Mortgagee and/or to execute such documentation as the Mortgagee may reasonably require to evidence that Property Manager’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of the Mortgage.  The term “Mortgage” as used herein shall be deemed to include deeds of trust, security agreements, assignments and any other encumbrances, and any reference to the “Mortgagee” of a Mortgage

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shall be deemed to include the beneficiary under a deed of trust.  Notwithstanding the foregoing, nothing herein shall obligate the Property Manager to continue its performance under this Agreement unless it continues to be paid in accordance with the terms of this Agreement.

(b)           Rights after Events of Default.  In the event of any default under any Mortgage, the Property Manager shall continue to perform its obligation under this Agreement until the termination of this Agreement by the Mortgagee, which may occur in the Mortgagee’s sole discretion, as provided for in Section 2(f) of this Agreement.

9.             Miscellaneous Provisions.

(a)           Notices.  All notices, waivers, demands, requests, or other communications, except for those approvals required under this Agreement which shall be sent by facsimile or regular mail to the asset manager for that individual Property, required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (i) if delivered by messenger, when delivered, (ii) if mailed, upon deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, (iii) if telexed, telegraphed, or telecopied, if such dispatch is followed by delivery pursuant to (iv) below the next business day, or (v) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in every case addressed to the party to be notified as follows:

To Property Manager:	The Flynn Company
1621 Wood Street
Philadelphia, PA 19103
Attn: Robert Yoshimura
	Telephone:	215-561-6565
	Telefax:	215-561-5025

To Owner:	TRT-DCT Pencader LLC
518 17th St, Ste 1700
Denver, CO 80202
Attn: Bonnie Micus
	Telephone:	303-228-2200
	Telefax:	303-228-2201

or to such other address(es) or addressee(s) as any party entitled to receive notice hereunder shall designate to the others in the manner provided herein for the service of notices.  Rejection or refusal to accept or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed receipt.

(b)           Severability.  If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or

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unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

(c)           No Joint Venture or Partnership.  Owner and Property Manager hereby renounce the existence of any joint venture or partnership between them and agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Property Manager and Owner joint venturers or partners.

(d)           Modification, Termination.  This Agreement may be amended or modified only by a written instrument executed by Property Manager and Owner.

(e)           Total Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

(f)            Article and Section Headings.  Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.

(g)           Successors and Assigns.  This Agreement shall be binding on the parties hereto, and their successors and permitted assigns.  Property Manager may not assign or otherwise transfer its interest hereunder without the prior written consent of Owner, which consent may be withheld arbitrarily in Owner’s sole discretion.  This Agreement is freely assignable by Owner.

(h)           Governing Law.  This Agreement shall be construed in accordance with the internal laws of the state in which the Property is located.

(i)            Sarbanes Oxley Act.  Property Manager, at it sole expense, shall comply with all requirements set forth in the Sarbanes Oxley Act of 2002 with respect to the Project.  Specifically, Property Manager will be required to produce documentation of all accounting policies and procedures which identify all key controls and describes in detail the processes which ultimately affect the Project financial statements.  In addition, Property Manager may be required to perform periodic testing of such identified controls and remediate any control weaknesses identified through such test work.  All policies and procedures, documentation and test work will be performed to the specification of the Owner including but not limited to, implementation of appropriate controls, scope of test work including such as sample size, measures to be taken from remediation, etc.

(j)            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SIGNATURES BEGIN ON NEXT PAGE

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SIGNATURE PAGE TO PROPERTY MANAGEMENT AGREEMENT

DATED DECEMBER 6, 2006
BY AND BETWEEN TRT-DCT PENCADER LLC AND THE FLYNN COMPANY

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

OWNER:

TRT-DCT Pencader LLC, a Delaware limited liability company

By: TRT-DCT Industrial JV I General Partnership, a Delaware general partnership, its sole member

By: DCT Industrial Fund II LLC, a Delaware limited liability company, a general partner

By: DCT Industrial Operating Partnership LP, a Delaware limited partnership, its sole member, f/k/a Dividend Capital Operating Partnership LP

By: DCT Industrial Trust Inc., a Maryland corporation, its general partner, f/k/a Dividend Capital Trust Inc.

By:
Bonnie Micus
Senior Vice President/Director of Property
Management

Date:

PROPERTY MANAGER:

The Flynn Company

By:	/s/ Robert Yoshimura
Name:	Robert Yoshimura
Title:	Partner

Date:	12-5-2006

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EXHIBIT A
to Property Management Agreement dated December 6, 2006
by and between TRT-DCT Pencader LLC and The Flynn Company

LIST OF PROPERTIES COVERED BY THIS AGREEMENT

Addresses:

405 Pencader, Newark, DE

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EXHIBIT B
to Property Management Agreement dated December 6, 2006
by and between TRT-DCT Pencader LLC and The Flynn Company

SCHEDULE OF PROPERTY MANAGEMENT FEES

Property	Monthly Minimum

405 Pencader Newark, DE	$1,407

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EXHIBIT C
to Property Management Agreement dated December 6, 2006
by and between TRT-DCT Pencader LLC and The Flynn Company

DESIGNATED SIGNATORIES

TRT-DCT Pencader LLC

Matt Murphy, Senior Vice President

THE FLYNN COMPANY

Kevin D Flynn, President

William F. Henderson, Controller

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